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                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY
                                                                    OF NEW YORK
                                                                 A STOCK COMPANY
[2900 Westchester Avenue
Purchase, New York 10577]


                         HIGHEST ANNIVERSARY VALUE DEATH
                           BENEFIT OPTION ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS HIGHEST ANNIVERSARY VALUE DEATH BENEFIT OPTION MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1. In consideration for the payment of the charge shown on the CONTRACT DATA PAGE, the DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:
1.   The current Contract Value;
2. All Premiums paid into the Contract (net of any applicable premium taxes) less any withdrawals (including any applicable charges and adjustments for such withdrawals); or
3. The greatest Contract Value on any Contract Anniversary prior to the Owner's 81st birthday
     a. less any withdrawals subsequent to that Contract Anniversary (including any applicable charges and adjustments for such withdrawals),
     b. plus any Premium paid (net of any applicable premium taxes) subsequent to that Contract Anniversary.

For purposes of calculating the amounts in items 2 and 3 above, (a) all adjustments will occur at the time of the withdrawal or Premium payment, and (b) all adjustments for amounts withdrawn will reduce items 2 and 3 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."

2.   The  following  language is added to the DEATH  BENEFIT  PROVISIONS  of the
     Contract:

"DEATH BENEFIT AMOUNT ON OR AFTER THE INCOME DATE. If the Income Date precedes the Latest Income Date, this endorsement terminates on the Income Date and no death benefit is payable. If the Income Date is the Latest Income Date, the death benefit amount is equal to the excess, if any, of a. over b. where:

a. is the greatest Contract Value on any Contract Anniversary prior to the Owner's 81st birthday, less any withdrawals subsequent to that Contract Anniversary (including any applicable charges and adjustments for such withdrawals), plus any Premium paid (net of any applicable premium taxes) subsequent to that Contract Anniversary, determined at the end of the Business Day (after all applicable transactions for the day) on the Latest Income Date.
b. is the current Contract Value as determined at the end of the Business Day (after all applicable transactions for the day, including the prorated GMDB Charge) on the Latest Income Date.

The death benefit amount will be payable to the Beneficiary(ies) upon the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order. If the Owner is not deceased as of the date that the final annuity payment under the elected income option is due, the death benefit amount will be payable in a lump sum to the Owner along with the final annuity payment and the endorsement will terminate."

TERMINATION. The GMDB will terminate and all benefits under this endorsement will cease on the earlier of:
     1. any date preceding the Latest Income Date upon which the Owner elects to receive income payments under the Contract;
     2.   the date of a full surrender;
     3. any date preceding the Latest Income Date upon which the Contract Value falls to zero for any reason;
     4. the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order; or
     5. the date after the Latest Income Date upon which the death benefit is paid to the Owner with the final annuity payment due under the elected income option.

                                           Signed for the Jackson National Life
                                           Insurance Company of New York
                                           CLARK P. MANNING
                                           Clark P. Manning
                                           President and Chief Executive Officer


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